Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER & MID-YEAR 2017 RESULTS

Revenues and Earnings Increase

Newport Beach, CA – July 31, 2017 – American Vanguard Corporation (NYSE:AVD) today announced financial results for the second quarter and six months ended June 30, 2017.

Second Quarter Financial Highlights

•	Net sales were $77.9 million in Q2 2017 compared to $72.7 million in Q2 2016.

•	Net income was $4.3 million in Q2 2017 compared to $3.2 million in Q2 2016.

•	Earnings per diluted share were $0.15 in Q2 2017 compared to $0.11 in Q2 2016.

Six Months 2017 Financial Highlights

•	Net sales were $148.6 million at mid-year 2017 compared to $142.2 million at mid-year 2016.

•	Net income was $7.8 million at mid-year 2017 compared to $6.0 million at mid-year 2016.

•	Earnings per diluted share were $0.26 at mid-year 2017 compared to $0.21 at mid-year 2016.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to report revenue increases of 7% for the second quarter and 4% for the first half of the year arising from a solid, diversified base business. Further, by maintaining our focus on manufacturing performance and overall cost control, we generated year-over-year earnings growth of 33% in the second quarter and 28% for the first half of 2017.”

Mr. Wintemute continued, “Our top line performance was driven in part by continued, strong demand for our cotton products in light of a 20% increase in planted acres this year and the anticipation of greater foliar pest pressure. In addition, we experienced solid international sales and growth in our granular soil insecticide products in the quarter and first half, driven by increased demand in domestic corn, peanuts and sugar crops. These gains were partially offset by weather-related declines in soil fumigant sales and competitive pricing pressure in corn herbicides. With respect to profitability, our gross profit margins increased in this year’s second quarter and half year, due primarily to product mix. Further, during the first six months of 2017, we generated $34 million in cash flow which we have used to make product line acquisitions, invest in growth initiatives, develop our international structure and reduce debt by $15 million. Our financial performance and debt reduction have, in turn, increased our borrowing capacity. This positions the Company for further acquisitions that are emerging from the current round of consolidation in the Agriculture Industry. We are looking at a number of these opportunities and will, of course, report to investors as these prospects come to fruition.”

Mr. Wintemute concluded: “Our outlook for the balance of 2017 remains positive, and the various acquisitions that we are pursuing will enable the Company to grow at an accelerated rate should they be consummated. The significant increase in U.S. cotton acreage should provide additional second half sales of our Bidrin® foliar insecticide and Folex® harvest defoliant. We expect modest international growth, our soil fumigant business should rebound this autumn, and in our non-crop business, we expect to see continued demand for our Dibrom® mosquito adulticide. Furthermore, we are pleased to have already recorded sales from the three products that we acquired from Adama in early June and expect that these sales will continue over the balance of 2017. Finally, we continue to manage working capital and operational costs while investing prudently in technology innovation, such as SIMPAS, for future growth. We look forward to giving further comment during our next earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes at 4:30pm Eastern / 1:30pm Pacific on Monday, July 31, 2017. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com
(212) 836-9611

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,597	$7,869
Receivables:
Trade, net of allowance for doubtful accounts of $41 and $42, respectively	63,291	83,777
Other	3,912	3,429

Total receivables, net	67,203	87,206
Inventories	126,865	120,576
Prepaid expenses	12,609	11,424

Total current assets	214,274	227,075
Property, plant and equipment, net	50,383	50,295
Intangible assets, net of applicable amortization	130,806	121,433
Other assets	30,135	31,153

	$425,598	$429,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$66	$26
Accounts payable	25,560	24,358
Deferred revenue	1,722	3,848
Accrued program costs	61,749	42,930
Accrued expenses and other payables	7,988	12,072
Income taxes payable	1,063	13,840

Total current liabilities	98,148	97,074
Long-term debt, net of deferred loan fees	26,348	40,951
Other liabilities, excluding current installments	2,815	2,868
Deferred income tax liabilities	6,713	6,706

Total liabilities	134,024	147,599

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,212,124 shares at June 30, 2017 and 31,819,695 shares at December 31, 2016	3,222	3,183
Additional paid-in capital	72,768	71,699
Accumulated other comprehensive loss	(3,814)	(4,851)
Retained earnings	227,312	220,428

	299,488	290,459
Less treasury stock at cost, 2,450,634 shares at June 30, 2017 and December 31, 2016	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	291,219	282,190
Non-controlling interest	355	167

Total stockholders’ equity	291,574	282,357

	$425,598	$429,956

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$77,905	$72,724	$148,578	$142,198
Cost of sales	43,570	41,329	84,159	83,300

Gross profit	34,335	31,395	64,419	58,898
Operating expenses	27,654	26,270	52,605	49,143

Operating income	6,681	5,125	11,814	9,755
Interest expense, net	400	462	698	1,003

Income before provision for income taxes and loss on equity method investment	6,281	4,663	11,116	8,752
Income tax expense	1,681	1,234	3,061	2,294

Income before loss on equity method investment	4,600	3,429	8,055	6,458
Loss from equity method investment	69	47	111	129

Net income	4,531	3,382	7,944	6,329
Income attributable to non-controlling interest	(227)	(136)	(188)	(289)

Net income attributable to American Vanguard	$4,304	$3,246	$7,756	$6,040

Earnings per common share—basic	$.15	$.11	$.27	$.21

Earnings per common share—assuming dilution	$.15	$.11	$.26	$.21

Weighted average shares outstanding—basic	29,050	28,893	28,999	28,851

Weighted average shares outstanding—assuming dilution	29,605	29,377	29,561	29,342

ANALYSIS OF SALES

For the Three and Six Months Ended June 30, 2017

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales:
Insecticides	$39,442	$30,912	$77,384	$64,018
Herbicides/soil fumigants/fungicides	16,045	21,093	36,066	45,767
Other, including plant growth regulators	10,096	6,331	13,488	9,820

Net sales:	65,583	58,336	126,938	119,605
Non-crop	12,322	14,388	21,640	22,593

Total net sales:	$77,905	$72,724	$148,578	$142,198

Net sales:
US	$55,760	$51,773	$108,004	$101,628
International	22,145	20,951	40,574	40,570

Total net sales:	$77,905	$72,724	$148,578	$142,198

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$7,944	$6,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	8,094	8,359
Amortization of other long term assets	2,777	2,358
Amortization of discounted liabilities	13	19
Stock-based compensation	2,322	1,068
Excess tax benefit from exercise of stock options	—	(47)
Increase in deferred income taxes	7	—
Loss from equity method investment	111	129
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	20,749	(4,156)
Increase in inventories	(5,506)	(14,625)
Increase in prepaid expenses and other assets	(2,658)	(2,661)
(Increase) decrease in income tax receivable/payable, net	(12,752)	1,244
Increase in accounts payable	579	9,837
Decrease in deferred revenue	(2,126)	(1,932)
Increase in program payables	18,819	17,956
(Decrease) increase in other payables and accrued expenses	(4,256)	1,612

Net cash provided by operating activities	34,117	25,490

Cash flows from investing activities:
Capital expenditures	(4,155)	(1,729)
Investment	(950)	(3,283)
Acquisition of product lines and other intangible assets	(13,400)	(224)

Net cash used in investing activities	(18,505)	(5,236)

Cash flows from financing activities:
Payments under line of credit agreement	(59,025)	(45,850)
Borrowings under line of credit agreement	45,000	27,000
Payments on other long-term liabilities	(26)	(457)
Tax benefit from exercise of stock options	—	47
Net payments from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholding)	(1,214)	(195)
Payment of cash dividends	(724)	—

Net cash used in by financing activities	(15,989)	(19,455)

Net (decrease) increase in cash and cash equivalents	(377)	799
Effect of exchange rate changes on cash and cash equivalents	105	(524)
Cash and cash equivalents at beginning of period	7,869	5,524

Cash and cash equivalents at end of period	$7,597	$5,799